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                                                                      EXHIBIT 99

For Immediate Release

                       Times Mirror and Reed Elsevier plc
                              Announce Transaction

        NEW YORK, NEW YORK, April 27, 1998. -- The Times Mirror Company and Reed Elsevier plc announced today that Reed Elsevier will acquire Matthew Bender & Company and Times Mirror's 50 percent ownership interest in Shepard's in a transaction valued at $1.65 billion.

        "Our strategic review of the legal publishing marketplace led us to conclude that the future growth of Matthew Bender and Shepard's would be best achieved if they were part of a global legal information provider. Reed Elsevier is a world-class publisher of legal information," said Mark H. Willes, Times Mirror chairman, president and chief executive officer and publisher, Los Angeles Times. "We are grateful to the employees of Matthew Bender and Shepard's whose demonstrated commitment and dedication to excellence are the foundation for the success of these leading U.S. analytical and citation publishers," said Willes.

        "This transaction secures for Reed Elsevier a market-leading position in the publishing of analytical legal information in the US," said Herman Bruggink, Co-Chairman of Reed Elsevier plc. "Expansion in the US legal information market is a crucial element of Reed Elsevier's strategy following the acquisition of LEXIS-NEXIS in 1994. The addition of Matthew Bender and the remaining interest in Shepard's significantly strengthens our US legal publishing operations," said Bruggink.

        Matthew Bender & Company has over a 100-year history in legal publishing, and is the nation's premier publisher of analytical legal research information, in both print and electronic form. It first began publishing books in 1887, and was acquired by Times Mirror in 1963. Matthew Bender's annual revenues are approximately $200 million.

        In 1996, Times Mirror and Reed Elsevier plc, through wholly owned subsidiaries, formed a partnership to own Shepard's, the leading legal citation service in the U.S. with annual revenues of approximately $70 million. Times Mirror acquired Shepard's from The McGraw-Hill Companies in 1996 and subsequently contributed Shepard's to the 50/50 partnership.

        With annual revenues of approximately $5 billion, Reed Elsevier is one of the world's largest information publishing companies. Among its legal properties are LEXIS-NEXIS, the world's largest provider of full-text on-line legal, news, business and government information; LEXIS Law Publishing, which combines the books and CD-ROMS published under the Michie imprint with the United States Supreme Court Reports and Lawyers' Edition; Butterworths, the premier law publishing company in the UK; and Editions du Juris-Classeur, the leading legal publisher in France.

        The transaction regarding Matthew Bender is to be accomplished in a corporate reorganization in the form of a merger. Times Mirror expects to report a total gain of approximately $1.0 billion or $10.50 per share.

        Pending the customary regulatory review, the transaction is expected to be completed this summer.

        Times Mirror is continuing with the divestiture process for Mosby, the company's health sciences publisher, and an announcement is expected in the second quarter. Goldman, Sachs & Co. has acted as financial advisor to Times Mirror.

        Times Mirror (TMC--New York and Pacific stock exchanges), a Los Angeles news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time, a wide array of professional information for the legal, health sciences, health promotion, aviation and training markets and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country.

        Reed Elsevier plc is owned equally by Reed International PLC (NYSE:
RUK) and Elsevier NV (NYSE: ENL). Reed Elsevier is a world leading publisher and information provider. Its activities include scientific, professional and business publishing. Reed Elsevier's principal operations are in North America and Europe and it has annual sales in excess of 3 billion Pounds (approximately $5 billion).

Press Information                           Investor Information
Martha H. Goldstein                         Jean M. Jarvis
(213) 237-3727                              (213) 237-3955